THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) NOR REGISTERED UNDER ANY STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144, UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

This Agreement for the Exchange of Common Stock (hereinafter referred to as the “Agreement”) is made this 31st day of December, 2008, by and between Meltdown Massage & Body, Inc., a Nevada corporation, (the “Issuer”), Pro-Tech Fire Protection Systems Corp, a California corporation (the “Company”) and the Shareholders of the Company listed in Exhibit “A” (hereinafter referred to as the “Shareholders”). The Issuer, Company, and Shareholders are hereinafter referred to collectively as the “Parties”.

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1.           TERMS.

Subject to the terms and conditions of this Agreement, the Issuer agrees to the following:

(a)
the consummation of the share exchange and the delivery of proceeds in conjunction with the transactions contemplated by this Agreement shall be complete on or before December 31, 2008 (the “Closing”) by that date the Parties shall have delivered of all documents required to be delivered by each Issuer and the Company to the other. In the event this transaction has not closed on or before December 31, 2008, this Agreement shall become null and void, unless extended by mutual written consent of the Parties. The Closing is subject to the completion of due diligence by both Parties to this agreement;

(b)	the total capital stock of the Issuer after Closing shall be no Preferred Shares and Fourteen Million Six Hundred Thousand (14,600,000) shares of Common Stock;

(c)
the Issuer at Closing shall issue to the Shareholders, Eleven Million One Hundred Thousand shares (11,100,000) of common stock of Issuer, $.001 par value in exchange for 100% of the issued and outstanding shares of Company, such that Company shall be merged into and with Issuer such that the Company shall be a wholly owned subsidiary of the Issuer;

(d)	the Issuer requires the Company to:

(i)	Authorize the requisite disclosure of the transaction with the Securities and Exchange Commission ( the “SEC”) on Form 8-K to be filed within 4 business days of the Closing if applicable; and
(ii)	Execute any and all documentation to reflect the intent of the parties that the Company shall be retained as a wholly owned subsidiary of the Issuer.

(e)	this transaction is subject to delivery by the Issuer of all required documents pre and post closing to effectuate the transaction;

(f)	the Issuer shall take all necessary corporate actions so that at closing, all actions required of Issuer will be in accordance with the Bylaws of Issuer; and

(g)
It is intended that the transaction underlying this Agreement to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. However, both parties recognize that in the event the transaction underlying this Agreement does not qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, each party is separately responsible for any tax consequences  and indemnifies and holds harmless the other party from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, resulting from the that parties failure to pay their tax liability for this transaction.

2.           REPRESENTATIONS OF ISSUER

The Issuer is in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada.  All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada.

(a)
Capital.  The authorized capital stock of Issuer consists of 5,000,000, shares of preferred stock, $.001 par value of which no shares are issued and outstanding,  and (70,000,000) shares of common stock, $.001 par value, of which Three Million Five Hundred Thousand shares (3,500,000) are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of pre-emptive rights. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Issuer to issue or to transfer from treasury any additional shares of its common capital stock, except as may be disclosed in the Issuer SEC filings.

(b)
SEC Reports.  Issuer has filed all required forms, reports, statements, schedules and other documents with the Securities and Exchange Commission (“SEC”) (collectively, the “Issuer SEC Reports”). The financial statements, including all related notes and schedules, contained in the Issuer SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Issuer as at the respective dates thereof and the consolidated results of operations and cash flows of Issuer for the periods indicated in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.  For purposes of this Agreement, the balance sheet of Issuer as of last filing date, September 30, 2008, is referred to as the “Issuer Balance Sheet” and the date thereof is referred to as the “Issuer Balance Sheet Date”.

(c)
Absence of Changes.  Since the Issuer Balance Sheet Date, there has not been any change in the financial condition or operations of Issuer, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse to Issuer.

(d)
Liabilities.  Issuer does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Issuers Balance Sheet.  Issuer is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving Issuer or its common stock.  There is no material dispute of any kind between Issuer and any third party, and no such dispute will exist at Closing not fully disclosed to Company.

(e)
Ability to Carry Out Obligations. Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

(f)
Full Disclosure.  None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

(g)
Contract and Leases.  Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer Balance Sheet. No person holds a power of attorney from Issuer.

(h)
Compliance with Laws.  To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer.  To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

(i)
Litigation.  Issuer is not (and has not been), except as may be disclosed in the Issuers SEC filings, a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits or material claims against the Issuer as of the date of this agreement.

(j)
Conduct of Business.  From the Issuer Balance Sheet Date to the Closing, Issuer has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) amended its Certificate of Incorporation or ByLaws; (3) declared dividends;  (4) redeemed or sold stock or other securities; (5) incurred any liabilities, other than in the ordinary course of business; (6) acquired or disposed of any assets, other than in the ordinary course of business; (7) entered into any contract, other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transaction, other than in the ordinary course of business.

(k)	Documents. All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Nevada.

(l)
Title.  At the Closing all shares issued to Shareholders shall be: (i) non-assessable; and (ii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to Shareholders, impair, restrict, or delay Shareholders voting rights with respect to the Issuer Shares.

(m)	Brokers. Issuer has not retained any Broker or finder to which compensation would be due in connection with this transaction.

3.            REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company represents and warrants to Issuer the following:

(a)
Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of California, and it has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required.  All actions taken by the incorporators, directors, and stockholders of Company have been valid and in accordance with the laws of the State of California. The Company was organized in the State of California on May 5, 1995 (Corporation # 193 3925).

(b)
Capital.  The authorized capital stock of Company consists of 10,000 shares of common stock, of which 100 shares are issued and outstanding (the “Company Shares”). These Company shares are held by the Shareholders. The Company Shares were validly issued and are fully paid, non-assessable and free of pre-emptive rights.  At Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

(c)
Financial Statements.  Prior to Closing, Company shall deliver to Issuer, audited financial statements acceptable to Issuer, for the period ending 12-31-2007 and 12-31-2006, and in house financial statements for the quarter ended September 30, 2008.

(d)	Absence of Changes. Since December 31, 2007, there has not been any change in the financial condition or operations of Company, except changes in the ordinary course of business.

(e)
Liabilities.  The Company does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Financial Statements provided to Issuer at closing. The Company is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock.

(f)
Ability to Carry Out Obligations.  The Company has the right, power, and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

(g)
Full Disclosure.  None of the representations and warranties made by Company herein contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

(h)
Compliance with Laws.  Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them.  Company has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

(i)
Litigation.  The Company is currently named in a suit by Union Local 669 and 3 former employees claiming unfair labor practices, as well as being named in a construction defect claim with all subcontractors for a particular job.  With the exception of the preceding, the Company is not (and has never been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation.  To the best knowledge of Company, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Company, and Company is not subject to or in default with respect to any order, wit, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(j)
Conduct of Business.  From December 31, 2007, to the Closing Date, Company has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets other than in the ordinary course of business; (2) amended its Certificate of Incorporation or Bylaws; (3) declared dividends (except for a dividend as follows, January – April 2008 for $426,000 for S corporation tax payouts; (4) redeemed or sold stock or other securities except in the ordinary course of business; (5) incurred any liabilities not in the ordinary course of business; (6) acquired or disposed of any assets other than in the ordinary course of business; (7) entered into any contract other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transactions other than in the ordinary course of business.

(k)
Documents.  All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

(l)
Title.  The Company Shares to be delivered to Issuer will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.  None of the Company Shares are subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to the Company Shares, except as provided in this Agreement.  Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Company Shares.  There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the transfer of the Company Shares to Issuer, impair, restrict, or delay Issuer’s voting rights with respect to the Company Shares.

(m)
Counsel.  The Company and the Shareholders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the Company and the Shareholders have not represented either the Issuer or Issuer’s stockholders in any manner whatsoever known to the Company.

(n)	Brokers. Company and/or the Shareholders have not retained any broker or incurred any obligation to pay a commission to any third party.

(o)
Conflicts of Interests of Issuer   The Company and the Shareholders have reviewed and understand the conflicts of interests, if any, between the Issuer and its officers and directors as disclosed in the Issuers filings with the SEC, if any.

4.            INVESTMENT INTENT.

(a)
Restricted Shares.  The Shareholders understands that (i) the Issuer Shares the Shareholders are receiving from Issuer under this Agreement have not been registered under the Securities Act of 1933, as amended (“the Act”) or the securities laws of any state, based upon an exemption from such registration requirements pursuant to Section 4(2) of the Act; (ii) the Issuer Shares are and will be “restricted securities”, as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; and (iii) the Issuer Shares may not be sold or otherwise transferred unless exemptions from such registration provisions are available with respect to said resale or transfer or the shares have been registered under the Act.

(b)
Transferability.  The Shareholders will not sell or otherwise transfer any of the Issuer Shares, any interest therein unless and until (i) the Issuer Shares shall have first been registered under the Act and/or all applicable state securities laws; or (ii) the Shareholders shall have first delivered to Issuer a written opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Issuer, to the extent that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

(c)	Investment Intent. The Shareholders are acquiring the Issuer Shares for Investment purposes only, without a view for resale or distribution thereof.

(d)	Legend. The Shareholders understands that the certificates representing the Issuer Shares will bear the following or similar legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, further pledged, hypothecated or otherwise disposed of in absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required.

5.            DOCUMENTS TO BE DELIVERED AT CLOSING

BY ISSUER:

(1)	Resolution of the Board of Directors authorizing the issuance of a certificate for the number of shares to be delivered to Shareholders pursuant to Schedule 6(1).

(2)	Schedule for the number of Issuer shares registered in the name of Shareholder pursuant to schedule 6(1).

(3)	Certificates for the number of Issuer shares registered in the name of the Shareholders pursuant to Schedule 6(1).

(4)	Such other resolutions of Issuer directors as may reasonably be required by Company and the Shareholders.

(5)	Such other agreements relating to the transaction as may reasonably be required by the Company or the Shareholders.

(6)	Certificate of Good Standing from the State of Nevada.

(7)	Copy of the draft 8K to be filed with the SEC.

(8)	Copy of a draft press release for review and approval.

(9)	Receipt from the Issuer of all due diligence materials requested by the Company or its representatives, in a form satisfactory to the Company in its sole discretion.

BY THE COMPANY AND THE SHAREHOLDERS:

(1)	Delivery to the Issuer, certificates evidencing the Company Shares, and such stock powers as are required in order to transfer to Issuer good and marketable title to the Company Shares.

(2)	Resolution by the Board of Directors of the Company approving the transaction.

(3)	Copies of the basic corporate records, Articles of Incorporation and Bylaws. Company shall retain all other records at its current principal address.

(4)	A certificate of good standing from the State of California.

(5)	Such other resolutions of Company and the Shareholders and/or directors as may reasonably be required by Issuer.

(6)	Such other agreements relating to the transaction as may reasonably be required by the Issuer.

6.           ARBITRATION.

Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Las Vegas, Nevada in accordance with the Commercial Rules of the American Arbitration Association then existing. The arbitrator assigned shall have authority and power to decide all arbitratible issues. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorney’s fees from the non-prevailing party.

7.            POST-CLOSING AGREEMENTS.

i.
Further Assurances.  The Parties shall execute such further documents and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

ii.
Indemnification of Directors and Officers.  For at least seven (7) years after the Closing Date, Issuer shall (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer’s Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and ByLaws and applicable law as in effect immediately prior to the Closing Date.

iii.
Press Release Issuer and the Shareholders agree that no public announcement of the specifics of this transaction or a disclosure of the parties to this agreement will be made until this transaction has closed and the public is notified by a press release or filing of an 8K report with the Securities and Exchange Commission or both. The Parties hereto agree that they will take steps to insure that this provision is adhered to by Issuer and Company, Shareholder, principals, employees, agents and representatives. However, each of Issuer and the Shareholders will file an 8K disclosing this definitive agreement.

iv.	The Issuer will use best efforts to change the name of the issuer to Pro-Tech Fire Protection Systems Corporation or other name as designated by the Shareholder.

v.	The Issuer hereby agrees not to enact a reverse split of the issued and outstanding common stock for a period of twelve (12) months from the Closing.

8.            MISCELLANEOUS.

i.
Captions and Headings.  The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.
No Oral Change.  This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii.
Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of any thing required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

iv.	Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

v.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vii.
Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

Shareholders and Company

Don Gordon, President
8540 Younger Creek Drive, Suite 2
Sacramento, California 95828
Fax (916) 388-0487

Issuer

Melissa Schessler, President & CEO
c/o R.V. Brumbaugh, Esq.
417 West Foothill Boulevard
PMB B-175
Glendora, California 91741
Voice and Fax: (626) 335-7750

vi.
Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(END OF PAGE-Signatures on the next page)

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 31st day of December, 2008.

FOR THE COMPANY

Pro-Tech Fire Protection Systems Corporation (the “Company”)

Donald Gordon, President of the Company

FOR THE ISSUER

Meltdown Massage and Body Works, Inc. (the “Issuer”)

Melissa Schessler, President of the Issuer

FOR THE COMPANY SHAREHOLDERS

Name of Shareholder: Donald Gordon
Number of Shares Owned: 5,050,000

Name of Shareholder: Mark Whittaker
Number of Shares Owned: 5,050,000

EXHIBIT “A”

Name of Shareholders
Of
Pro-Tech Fire Protection Systems Corporation

Name	Address	Social	# Of Shares